DELTA CITY 76 North 200 West Delta, UT 84624 (435) 864-2759 FAX (435) 864-4313 www. deltautah.com

April 24, 2006

Edward A. Hunton
Corporate Secretary MIPSolutions, Inc.
E-mail: ehunton@comcast.net

Mr. Hunton:

This is in response to your e-mail dated April 13, 2006. This letter is to confirm our offer of assistance with your pilot project. As I stated, Delta City will not be willing to pay for another pilot study to be done, but would be willing to offer our facilities, water, and any assistance from our staff during our normal workday schedule.

At present, I have not heard of any other funding sources, but I am looking into options that might be available.

A week’s notice should be adequate.

We at Delta City are looking forward to solving our arsenic problem.

Alan Riding
Public Works Director
Delta City Water Department
Telephone: 435-864-2759
Cell: 435-979-0141
E-mail: ariding@deltautah.com